UNITED STATES BANKRUPTCY COURT
                     EASTERN DISTRICT OF PENNSYLVANIA


In re:                               :
                                     :
NATIONAL HEALTH & SAFETY             :                 Case No. 99-18339DWS
CORPORATION,                         :                           Chapter 11
a Utah corporation,                  :
                                     :
Debtor.                              :




                          Fourth Amended Joint Plan of

                                 Reorganization

                             Dated: August 21, 2000

                           Philadelphia, Pennsylvania

Kevin J. Carey, Esq.
Michael G. Menkowitz, Esq.
FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103-3291
Telephone: 215-299-2000
Facsimile: 215-299-2150

ATTORNEYS FOR DEBTOR
                                               Richard G. Grant
                                         Texas Bar No. 08302650
                                 LAW OFFICES OF RICHARD G. GRANT
                                  3102 Oak Lawn Ave., Suite 700
                                            Dallas, Texas 75219
                                        Telephone: 214-777-5081
                                        Facsimile: 214-777-5082

                                              Michael P. Massad
                                         Texas Bar No. 13164000
                                   SHEINFELD, MALEY & KAY, P.C.
                                       1700 Pacific, Suite 4400
                                       Dallas, Texas 75201-4618
                                        Telephone: 214-953-0700
                                        Facsimile: 214-953-1189

                                    ATTORNEYS FOR CO-PROPONENTS

                                TABLE OF CONTENTS

TABLE OF CONTENTS. . . . . . . . . . . . . . . . . . . . . . . . .    i

DEBTOR'S PLAN OF REORGANZIATION  . . . . . . . . . . . . . . . . .    1

  ARTICLE 1 DEFINITIONS AND INTERPRETATION . . . . . . . . . . . .    1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  Interpretation . . . . . . . . . . . . . . . . . . . . .    6
     1.3  Reorganized Debtor . . . . . . . . . . . . . . . . . . .    7
     1.4  Application of Definitions and Rules of
          Construction Contained in the Bankruptcy Code. . . . . .    7
  ARTICLE 2 CLASSIFICATION OF CLAIMS . . . . . . . . . . . . . . .    7
     2.1  Claims Classifed . . . . . . . . . . . . . . . . . . . .    7
     2.2  Administrative Claims and Priority Tax Claims. . . . . .    7
     2.3  Claims . . . . . . . . . . . . . . . . . . . . . . . . .    8
  ARTICLE 3 IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS . . . . .    8
  ARTICLE 4 PROVISIONS FOR TREATMENT OF CLAIMS UNDER
          TIIE PLAN  . . . . . . . . . . . . . . . . . . . . . . .    8
     4.1  Treatment of Claims. . . . . . . . . . . . . . . . . . .    8
  ARTICLE 5 PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE PLAN . . .
          . . . . . . . . . . . . . . . . . . 11

     5.1  Treatment of Administrative Claims . . . . . . . . . . .    11
     52   Treatment of Priority Tax Claims . . . . . . . . . . . .    11
  ARTICLE 6 ACCEPTANCE OR REJECTION OF THE PLAN;
          EFFECT OF REJECTION BY ONE OR MORE
          CLASSES OF CLAIMS  . . . . . . . . . . . . . . . . . . .    12
     6.1  Classes Entitled to Vote . . . . . . . . . . . . . . . .    12
     6.2  Class Acceptance Requirement . . . . . . . . . . . . . .    12
     6.3  Cramdown . . . . . . . . . . . . . . . . . . . . . . . .    12
  ARTICLE 7 MEANS FOR IMPLEMENTATION OF THE PLAN . . . . . . . . .    12
     7.1  Corporate Restructure. . . . . . . . . . . . . . . . . .    12
     7.2  Infusion of New Capital. . . . . . . . . . . . . . . . .    13
     7.3  Boards of Directors. . . . . . . . . . . . . . . . . . .    13
     7.4  Officers . . . . . . . . . . . . . . . . . . . . . . . .    14
     7.5  Charter and Bylaws . . . . . . . . . . . . . . . . . . .    14
     7.6  Vesting of Assets. . . . . . . . . . . . . . . . . . . .    14
     7.7  Corporate Authority. . . . . . . . . . . . . . . . . . .    14
     7.8  Assumption of Liabilities. . . . . . . . . . . . . . . .    15
     7.9  Securities Law Matters . . . . . . . . . . . . . . . . .    15
     7.10 Claims on File; No Allowance of Untimely Claims. . . . .    15
     7.11 Integration Clause . . . . . . . . . . . . . . . . . . .    15
  ARTICLE 8 PROVISIONS GOVERNING DISTRIBUTIONS . . . . . . . . . .    15
     8.1  Date of Distributions. . . . . . . . . . . . . . . . . .    15
     8.2  Disbursing Agent . . . . . . . . . . . . . . . . . . . .    15
     8.3  Means of Cash Payment. . . . . . . . . . . . . . . . . .    15
     8.4  Delivery of Distribution . . . . . . . . . . . . . . . .    15
     8.5  Time Rar to Cash Payments  . . . . . . . . . . . . . . .    16
  ARTICLE 9 PROCEDURES FOR RESOLVING AND TREATING CONTESTED
           AND DISPUTED CLAIMS UNDER THE PLAN. . . . . . . . . . .    16
     9.1  Objection Deadline . . . . . . . . . . . . . . . . . . .    16
     9.2  Prosecution of Objections. . . . . . . . . . . . . . . .    16
     9.3  No Distributions Pending Allowance . . . . . . . . . . .    16
     9.4  Withholding of Distributions on Account of
          Contested Claims . . . . . . . . . . . . . . . . . . . .    16
     9.5  Distributions After Allowance  . . . . . . . . . . . . .    16
     9.6  Distributions After Disallowance . . . . . . . . . . . .    17
  ARTICLE 10 RIGHTS AND OBLIGATIONS OF THE DISBURSING
          AGENT. . . . . . . . . . . . . . . . . . . . . . . . . .    17
     10.1 Exculpation. . . . . . . . . . . . . . . . . . . . . . .    17
     10.2 Powers of the Disbursing Agent . . . . . . . . . . . . .    17
     10.3 Duties of Disbursing Agent . . . . . . . . . . . . . . .    l7
  ARTICLE 11 PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
          UNEXPIRED LEASES UNDER THE PLAN. . . . . . . . . . . . .    17
     11.1 Assumption of Certain Contracts and Leases . . . . . . .    17
     11.2 Rejected if Not Assumed. . . . . . . . . . . . . . . . .    18
     11.3 Bar to Rejection Damages . . . . . . . . . . . . . . . .    18
     11.4 Insurance Policies . . . . . . . . . . . . . . . . . . .    l8
  ARTICLE 12 RETENTION OF JURISDICTION . . . . . . . . . . . . . .    18
     12.1 Scope of Jurisdiction. . . . . . . . . . . . . . . . . .    18
     12.2 Failure of the Bankruptcy Court to Exercise
          Jurisdiction . . . . . . . . . . . . . . . . . . . . . .    19
  ARTICLE 13 MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . .    19
     13.1 Setter Rights. . . . . . . . . . . . . . . . . . . . . .    l9
     13.2 Discharge. . . . . . . . . . . . . . . . . . . . . . . .    19
     13.3 Injunctions. . . . . . . . . . . . . . . . . . . . . . .    20
     13.4 Responsible Party Injunction . . . . . . . . . . . . . .    20
     13.5 Pre-Petition Date Lawsuits/Insurance . . . . . . . . . .    20
     13.6 Exculpations . . . . . . . . . . . . . . . . . . . . . .    20
     13.7 De Minimis Distributions . . . . . . . . . . . . . . . .    21
     13.8 Payment of Statutory Fees. . . . . . . . . . . . . . . .    21
     13.9 Post-Effective Date Fees and Expenses of
          Professional Persons . . . . . . . . . . . . . . . . . .    21
     13.10Bankruptcy Restrictions. . . . . . . . . . . . . . . . .    21
     13.11Disallowance and Subordination of Subordinated
          Claims and Penalty Claims. . . . . . . . . . . . . . . .    21
     13.12Binding Effect . . . . . . . . . . . . . . . . . . . . .    22
     13.13Governing Law. . . . . . . . . . . . . . . . . . . . . .    22
     13.14Modification of Plan . . . . . . . . . . . . . . . . . .    22
     13.15Creditor Defaults. . . . . . . . . . . . . . . . . . . .    23
     13.16Headings and Table of Contents . . . . . . . . . . . . .    23
     13.17Severability . . . . . . . . . . . . . . . . . . . . . .    23
     13.18Substantial Consummation/Closing the Case. . . . . . . .    24

                         DEBTOR'S PLAN OF REORGANZIATION

The Debtor, as Debtor-in-possession in the above-referenced Chapter 11 Case, proposes the following Plan of Reorganization for the Debtor under chapter 11 of the Bankruptcy Code.

                                    Article 1

                         Definitions And Interpretation

          1.1  Definitions

The capitalized terms used herein shall have the respective meanings set forth below:

     (a) "Administrative Claim" shall mean a Claim entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code in the Chapter 11 Case of the Debtor, including, without limitation, Fee Claims, Cure Payments, any actual and necessary expenses of preserving the Debtor's estate, any fees or charges assessed against the Debtor's estate under section 1930, chapter 123 of title 28 of the United States Code and such other Claims as ordered by the Bankruptcy Court.

     (b) "Affiliate" shall have the meaning assigned to such term in section 101(2) of the Bankruptcy Code.

     (c) "Allowed," when used with respect to any Claim, except for a Claim that is an Administrative Claim, shall mean (1) such Claim to the extent it is not a Contested Claim; (2) such Claim to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order; or (3) a Contested Claim, proof of which was filed timely with the Bankruptcy Court and (A) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and Allowed by Final Order of the Bankruptcy Court; or (B) as to which an objection was filed by the Objection Deadline, to the extent Allowed by Final Order.

     (d) "Allowed Administrative Claim" shall mean an Administrative Claim that has become "Allowed" pursuant to the procedures set forth in Article 5 of the Plan.

     (e) "Assumed Contracts" shall mean any Executory Contract which the Debtor has designated for assumption by a written pleading filed prior to the Confirmation Hearing or presented at the Confirmation Hearing.

     (f) "Ballot" shall mean the Ballot to be used by creditors to cast their votes to accept or reject the Plan.

     (g)  "Balloting Agent" shall mean the Debtor.

     (h) "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

     (i) "Bankruptcy Court" shall mean the Bankruptcy Court unit of the United States District Court for the Eastern District of Pennsylvania or such other court having jurisdiction over the Chapter 11 Case.

     (j)  "Bankruptcy   Rules"  shall  mean  the  Federal  Rules  of  Bankruptcy
     Procedure,  as prescribed by the United  States  Supreme Court  pursuant to section 2075 of title 28 of the United States Code.

     (k) "Bar Date" shall mean the final date for the filing of proofs of Claims set by the Bankruptcy Court as August 31, 1999, or such other date as may apply to a particular Claim pursuant to a duly entered order of the Bankruptcy Court.

     (l) "Business Day" shall mean any day on which commercial banks are open for business in Philadelphia, Pennsylvania.

     (m) "Cash" shall mean legal tender of the United States of America or Cash Equivalents, except in Section 4.1(b)(iii)(5) herein, where it shall solely mean legal tender of the United States of America.

     (n) "Cash Equivalents" shall mean short-term liquid investments that are readily convertible to known amounts of legal tender of the United States of America and which present an insignificant risk of changes in value.

     (o) "Chapter 11 Case" shall mean the case commenced under chapter 11 of the Bankruptcy Code by the Debtor on the Petition Date.

     (p) "Claim" shall mean (1) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (2) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; or (3) any right under section 502(h) of the Bankruptcy Code.

     (q) "Class A Warrants" shall mean equity securities of the Reorganized Debtor which shall have the respective rights and obligations set forth to Class A Warrants in Section 7.1 hereof.

     (r) "Class B Warrants" shall mean equity securities of the Reorganized Debtor which shall have the respective rights and obligations set forth to Class B Warrants in Section 7.1 hereof.

     (s) "Collateral" shall mean any property of the Debtor subject to a valid, enforceable and non-avoidable Lien to secure the payment of a Claim.

     (t) "Confirmation Date" shall mean the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

     (u) "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court pursuant to Bankruptcy Code section 1128.

     (v) "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan.

     (w) "Contested," when used with respect to a Claim, shall mean a Claim against any of the Debtor (1) that is listed in the Debtor's Schedules as disputed, contingent or unliquidated; (2) that is listed in the Debtor's Schedules as undisputed, liquidated and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (3) that is not listed in the Debtor's Schedules, but as to which a proof of Claim has been filed with the Bankruptcy Court; or (4) as to which an objection has been filed. Notwithstanding the foregoing, after the Objection Deadline, only Claims to which an Objection has been filed shall be deemed Contested Claims.

     (x) "Contested Claims Escrow" shall mean the escrow for the segregation, safekeeping and ultimate disposition of the Withheld Distribution Amount on account of Contested Claims.

     (y) "Contracts" shall mean all executory contracts and unexpired leases as such terms are used within Bankruptcy Code section 365 to which the Debtor was a party as of the Petition Date.

     (z) "Committee" shall mean any Official Committee of Unsecured Creditors appointed in the Chapter 11 Case.

     (aa) "Common Stock" or "Common Shares" shall mean common equity interests in the Debtor and Reorganized Debtor defined as "Common Stock" or "Common Shares" in the Articles of Incorporation of the Debtor.

     (bb) "Common Options" shall mean any outstanding rights to purchase Common Shares created by the Stock Option agreements with R. Dennis Bowers, Patrica S. Bathurst and Roger H. Folts dated June 6, 1995, April 30, 1996, and February 20, 1998.

          (cc) "Common Warrant" shall mean any outstanding rights to purchase Common Shares created by the following Warrant Certificates:

     Cert. No. Date Issued  No. Shares    Issued To:      Expiration Date

     ZUB01     9/1/98       150,000     Robert Zubatsky       9/1/2000
     ZUB02     9/1/98       150,000     Eugene Zubatsky       9/1/2000
     WA001       --         125,000     Avonwood Capital
                                        Corporation         12/31/2000
     WB001       --         100,000     Bridgewater
                                        Capital Corporation 12/31/2000
     N/A       3/29/96      250,000     Cameron Capital
                                        Management, Ltd.      4/1/2001

     (dd) "Convenience Claim" shall mean any General Unsecured Claim of $750 or less, and any such Claim in excess of $750 that, by written election of the holder made on the Ballot prior to the Voting Deadline, is reduced to $750.

     (ee) "Co-Proponents" shall mean, collectively, MedSmart and KJE.

     (ff) "Court" shall mean the Bankruptcy Court.

     (gg) "Cure Payment" shall mean the monetary payments required pursuant to Bankruptcy Code section 365(b)(1)(A) to cure defaults under Contracts to which the Debtor is a party and which will be assumed pursuant to the Plan.

     (hh) "Debtor" shall mean National Health & Safety Corporation, a Utah corporation. In the case of actions and obligations required of or to be performed on or after the Effective Date, the term "Debtor" shall also include the Reorganized Debtor, unless otherwise required by context.

     (ii) "Deficiency Amount" shall mean, with respect to a Secured Claim, the amount by which the Allowed Claim exceeds the sum of (1) any set-off rights of the holder of such Claim against the Debtor under sections 506 and 553 of the Bankruptcy Code and (2) the net proceeds realized from the disposition of the Collateral securing such Claim or, if such Collateral is not liquidated to Cash, the value of the interest of the holder of the Claim in the Debtor's interest in the Collateral securing such Claim, as determined by the Bankruptcy Court under section 506 of the Bankruptcy Code; provided, however, that if the holder of such Claim makes the Election, there shall be no Deficiency Amount in respect of such Claim.

     (jj) "Disallowed," when used with respect to a Claim, shall mean a Claim that has been disallowed by Final Order.

     (kk) "Disbursing Agent" shall mean the Reorganized
     Debtor.

     (ll) "Disclosure Statement" shall mean the Disclosure Statement that has been approved by order of the Bankruptcy Court in connection with this Plan pursuant to section 1125 of the Bankruptcy Code.

     (mm) "Distribution Date" shall mean, for any Claim that is an Allowed Claim on the Effective Date, a date selected by the Reorganized Debtor to occur as soon as practical after the Effective Date, but no later than 30 days after the Effective Date, and, for any Contested Claim, shall mean the date as soon as practicable, but within 30 days, after the date upon which such Claim becomes an Allowed Claim.

     (nn) "Effective Date" shall mean a Business Day occurring upon a Business Day selected by the Co-Proponents, occurring within ten (10) days of the first Business Day which is 10 days after the Confirmation Date on which the Confirmation Order is not stayed.

     (oo) "Election" shall mean the election available to certain secured creditors, under certain circumstances, to have their Claims treated as fully secured, as provided in Bankruptcy Code section 1111(b), but only if such Election is timely made pursuant to the Bankruptcy Rules.

     (pp) "Series A Equity Unit" shall consist of one share of Series A Preferred Stock and one Class A Warrant, and the right to receive one Class B Warrant upon the exercise of the Class A Warrant, all as described in
     Section 7.1 hereof.

     (qq) "Series B Equity Unit" shall consist of one share of Series B Preferred Stock and one Class A Warrant, and the right to receive one Class B Warrant upon the exercise of the Class A Warrant, all as described in
     Section 7.1 hereof.

     (rr) "Fee Application" shall mean an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

     (ss) "Fee Claim" shall mean a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

     (tt) "Final Order" shall mean (1) an order which has been entered and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or (2) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such Order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure may be filed with respect to such order.

     (uu) "General Unsecured Claim" shall mean any Claim against the Debtor that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, a Priority Non-tax Claim, or a Subordinated Claim.

     (vv) "IRS" shall mean the Department of the Treasury Internal Revenue Service and its successors and assigns.

     (ww) "Healthmed" shall mean Healthmed, Inc. and its successors and assigns.

     (xx) "KJE" shall mean KJE I, Ltd., a Texas limited partnership, or its designee, and their respective successors and assigns.

     (yy) "Lien" shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

     (zz) "Lienholder" shall mean the holder of a Lien.

     (aaa) "Loan Documents" shall mean, with respect to the Debtor and any creditor of the Debtor, such documents as may evidence the claim made by the creditor, including, without limitation, any promissory notes, loan agreements, deeds of trust, security agreements, financing statements, and other collateral documents.

     (bbb)     "Management" shall collectively R. Dennis Bowers,
     Roger H. Folts and Patricia S. Bathurst, and their respective successors and assigns.

     (ccc)     "MedSmart" shall mean MedSmart Healthcare Network,
     Inc., a Nevada corporation, or its designee, and their respective successors and assigns.

     (eee) "New Common Stock" or "New Common  Shares" shall mean common stock of
     the  Reorganized   Debtor  which  shall  have  the  respective  rights  and
     obligations set forth in Section 7.1 hereof.

     (fff) "Objection Deadline" shall mean the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the respective holders of each of the Claims as provided in Section 9.1 of the Plan.

     (ggg) "Operating Expenses" shall mean expenses incurred in the day-to-day operations or in the ordinary course of business of the Reorganized Debtor.

     (hhh) "Penalty Claims" shall mean Claims for penalties or punitive damages, including Claims denominated as "interest" which the Bankruptcy Court determines to be punitive in nature.

     (iii) "Person" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or political subdivision thereof or any other entity.

     (jjj)     "Petition Date" shall mean July 1, 1999.

     (kkk) "Plan" or "Plan of Reorganization" shall mean this Fourth Amended Joint Plan of Reorganization, dated August 21, 2000, either in its present form or as it may hereafter be altered, amended or modified from time to time.

     (lll) "Plan Secured Note" shall have the meaning afforded such term under the treatment of Class 1B herein.

     (mmm) "Preferred Shares" shall mean equity interests in the Debtor authorized by Article IV of the Amendment to Articles of Incorporation of National Health & Safety Corporation dated April 5, 1993, as the same may have been amended from time to time prior to the Petition Date.

     (nnn) "Policy-insured Tort Claims" shall mean all Tort Claims for which the Debtor or any one of them are or were insured in whole or in part for losses in connection with such Tort Claim.

     (ooo) "Post-confirmation Interest Rate" shall have the meaning afforded such term under the treatment of Class 1B herein.

     (ppp) "Priority Non-tax Claim" shall mean any Claim accorded priority in right of payment under section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

     (qqq) "Priority Tax Claim" shall mean a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code; in all events, Priority Tax Claims shall include all unsecured 1998 taxes and all unpaid unsecured taxes for years prior to 1998.

     (rrr) "Professional Person" shall mean a person retained or to be compensated pursuant to section 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code.

     (sss)     "Proponent" shall mean the Debtor.

     (ttt) "Proponents" shall collectively mean the Proponent and the Co-Proponents.

     (uuu) "Reorganization Expenses" shall mean, collectively, all fees and expenses incurred by the Debtor in preparing for, commencing, continuing, litigating, consummating, and emerging from this Chapter 11 Case, including, without limitation, all counsel fees and expenses of the Debtor, the Committee, and all other professionals of the Debtor retained during the pendency of the Chapter 11 Case.

     (vvv) "Reorganized Debtor" shall mean the Debtor, as reorganized, on and after the Effective Date.

      (www) "Schedules" shall mean the Schedules of assets and liabilities and the statements of financial affairs filed by the Debtor as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such Schedules and statements have been or may be supplemented or amended.

     (xxx) "Secured Claim" shall mean a Claim secured by a Lien on property of the Debtor, which Lien is valid, perfected and enforceable under applicable law, is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law and which is duly established in the Chapter 11 Case, but only to the extent of the value of the Collateral that secures payment of such Claim.

     (yyy) "Securities Laws Claim" shall mean a Claim against the Debtor (1) arising from rescission of a purchase or sale of a security of the Debtor;
     (2) for damages arising from the purchase or sale (or offer for purchase or sale) of such a security; or (3) for reimbursement, indemnification or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim for damages or rescission arising out of a purchase or sale of a security of the Debtor.

     (zzz) "Series A Preferred Stock" shall mean equity securities of the Reorganized Debtor which shall have the respective rights and obligations set forth to Series A Preferred Stock in Section 7.1 hereof.

     (aaaa) "Series B Preferred Stock" shall mean equity securities of the Reorganized Debtor which shall have the respective rights and obligations set forth to Series B Preferred Stock in Section 7.1 hereof.

     (bbbb) "Subordinated Claim" shall mean any Claim (1) subordinated by contract or by order of the Bankruptcy Court to the right of payment of General Unsecured Claims or (2) which would be paid pursuant to Bankruptcy Code section 726(a)(2)(c), (a)(3), (a)(4) or (a)(5) if this Chapter 11 Case had originally been filed as a case under chapter 7 of the Bankruptcy Code.

     (cccc) "Tort Claims" shall mean (i) all Claims for personal injury and wrongful death, without regard to whether such Claim is alleged to have occurred by a negligent or intentional act; (ii) all Claims which may arise pursuant to any legal theory described in the most recent edition and any subsequent editions of Handbook of the Law of Torts (Hornbook Series), originally authored by Professor William S. Prosser and published by West Publishing Company, St. Paul, Minnesota; and (iii) any Claim based upon allegation(s) of discrimination of any type on any basis or based upon allegations of sexual harassment.

     (dddd) "Utilities" shall have the same meaning as when such term is used in Bankruptcy Code section 366.

     (eeee) "Voting Deadline" shall mean the date set by the Bankruptcy Court by which Ballots for accepting or rejecting the Plan must be received by the Balloting Agent.

     (ffff) "Voting Record Date" shall mean the date set by the Bankruptcy Court for determining the holders of the Claims and interests entitled to vote to accept or reject the Plan.

     (gggg) "Withheld Distribution Amount" shall mean plan distributions that the Reorganized Debtor may withhold and place in the Contested Claims Escrow pursuant to Section 9.4 of the Plan on account of a Contested Claim pending allowance or disallowance of such Claim.

     Other capitalized terms not defined herein shall have the same meaning as in the Disclosure Statement.

1.2  Interpretation

     Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment.

1.3  Reorganized Debtor

The Plan shall be liberally construed for the benefit of the Debtor and Reorganized Debtor regarding the interchangeableness of the term "Debtor" with the term "Reorganized Debtor" and other instances of the use "Reorganized."

1.4  Application of Definitions and Rules of Construction
Contained in the Bankruptcy Code

Words and terms defined in section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.5  Other Terms

The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

                                    Article 2

                            Classification of Claims

2.1  Claims Classified

For purposes of organization, voting and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims) shall be classified as set forth in this Article 2 of the Plan.

2.2  Administrative Claims and Priority Tax Claims

As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against the Debtor shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in
Article 5 of the Plan.

2.3  Claims

The Plan classifies the Claims against the Debtor as follows:

                                 Secured Claims

(a)  Class 1A: Any Allowed Secured Claims of Management.

(d) Class 1B: Any Allowed Secured Claims not otherwise classified.

                                Unsecured Claims

               (e)  Class 2:       Any Allowed Priority Non-tax Claims.

(f)  Class 3A: Any Allowed Convenience Claims.

(g) Class 3B: Any Allowed General Unsecured Claims not otherwise classified.

(g)  Class 3C: Any Allowed Unsecured Claims of Management

                                    Interests

               (h)  Class 4:       Any Allowed Interests of Holders of
               Preferred Stock.

(i)  Class 5A: Any Allowed Interests of Holders of Common
Stock.

               (j)  Class 5B: Any Allowed Interests of Holders of
               Common Warrants.

               (k)  Class 5C: Any Allowed Interests of Holders of
               Common Options.

               (l)  Class 6:       Any Allowed Interests not otherwise
               classified.

                                     Others

               (m)  Class 7:       Subordinated Claims, Penalty
               Claims, Securities Laws Claims and

                    Disallowed Claims.


                    Article 3
  Identification of Impaired Classes of Claims

               Classes 2 and 3A are unimpaired under the Plan. All other classes of Claims are impaired under the Plan. If a controversy arises as to whether any Claim or any class of Claims is impaired under the Plan, the Bankruptcy Court shall, upon notice and a hearing, determine such controversy.

                    Article 4
Provisions for Treatment of Claims under the Plan

               4.1  Treatment of Claims

               The classes of Claims against the Debtor shall be treated under the Plan as follows:

                 Secured Claims

     (a) Class 1A -- Any Allowed Secured Claims of Management. On the Effective Date of the Plan, each member of Management holding an Allowed Secured Claim shall be deemed to have released all collateral securing the Secured Claim; each member shall execute and deliver such documents as may be necessary to reflect a release of such collateral; and each such Allowed Secured Claim shall be subordinated to Classes 1A, 1B, 2, 3A and 3B and shall be treated in Class 3C of the Plan.

     (d) Class 1B -- Any Allowed Secured Claims not otherwise classified. Each holder of an Allowed Secured Claim against the Debtor which is not otherwise classified will be treated as though in a separate class as follows:

          (i) General Treatment. Each holder of an Allowed Secured Claim against the Debtor shall, at the sole option of the Debtor, receive on the Distribution Date on account of its Allowed Secured Claim: (a) a Plan Secured Note; (b) treatment as provided under section 1124(2) or (3) of the Bankruptcy Code, with the Cash payments required by section 1124(2)(A) and (C) of the Bankruptcy Code being made on the Distribution Date; or (c) such holder's Collateral. If the holder of an Allowed Secured Claim against the Debtor receives treatment as provided in (a) or (b) above, such holder shall retain any Liens securing the Allowed Secured Claim until paid in full. Any Deficiency Amount related to a Secured Claim shall be treated as a Class 3B General Unsecured Claim. A "Plan Secured Note" shall mean a promissory note made payable by the Reorganized Debtor to a holders of an Allowed Secured Claims in form and substance as may be reasonably satisfactory to the Debtor. Each such Plan Secured Note shall be in an amount equal to the amount of such Allowed Secured Claim, bear simple interest at the Post-confirmation Interest Rate and provide for full amortization of all principal and interest in equal annual payments over seven years from the Distribution Date. The "Post-confirmation Interest Rate" shall mean simple interest at the rate equal to the yield upon United States Treasury Bonds having a maturity as near to, but greater than, seven years after the date that the Confirmation Hearing commences, as such yield is published in the Wall Street Journal on the day that the Confirmation Hearing commences, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate.

          (ii) Negotiated Treatment. Notwithstanding the immediately preceding paragraph, the Debtor and any holder of a Class 1B Allowed Secured Claim may agree to any alternate treatment of such Secured Claim, which treatment shall include preservation of such holder's Lien until paid in full; provided, however, that such treatment shall not provide a return to such holder of an amount having a present value in excess of the amount of such holder's Allowed Secured Claim, which may include, without limitation, payment in full of the Allowed Secured Claim on the Distribution Date. Such agreement shall not materially and adversely impact the treatment of any other creditor under the Plan unless the Court approves such agreement after notice and hearing.

                                Unsecured Claims

     (e) Class 2 -- Any Allowed Priority Non-Tax Claims. Each holder of an Allowed Priority Non-tax Claim against the Debtor shall receive on the Distribution Date cash in the amount of such holder's Allowed Priority Non-tax Claim. Any Allowed Priority Non-Tax Claims of Management shall be treated in Class 3C.

     (f) Class 3A -- Any Allowed Convenience Claims. In lieu of treatment as any other class of claimant under the Plan, and in full satisfaction of any and all Claims against the Debtor, a holder of an Allowed Convenience Claim against the Debtor shall receive, within 30 days of the Distribution Date, Cash equal to the amount of 100% of such Allowed Convenience Claim.

     (g) Class 3B -- Any Allowed General Unsecured Claims Not Otherwise Classified. Holders of Allowed General Unsecured Claims not otherwise classified shall receive on account of such Claims and in full satisfaction of such Claims one (1) Series A Equity Unit for each $1.00 in Allowed Unsecured Claim held by such holder.

     (h) Class 3C -- Any Allowed Claims of Management. Holders of Allowed Claims of Management, regardless of the nature of any such claim, shall all be unsecured and shall receive on account of such Claims and in full satisfaction of all Claims held by such holders, the following:

                 a. R. Dennis Bowers. The Debtor shall issue to R. Dennis Bowers 875,000 Series A Equity Units on the Effective Date. KJE shall issue to R. Dennis Bowers options to purchase, at an exercise price of $0.0175 per share for a period ending on the first anniversary of the Effective Date, 241,920 shares of the New Common Shares to be issued to KJE under the Plan.

                 b. Roger H. Folts.  The Debtor shall issue to Roger
                 H. Folts 24,268 Series A Equity Units on the
                 Effective Date.  KJE shall issue to Roger H.
                 Folts options to purchase at an exercise price of $0.0175 per share for a period ending on the first anniversary of the Effective Date, 166,320 shares of the New Common Shares to be issued to KJE under the Plan.

                 c. Patricia S. Bathurst. The Debtor shall issue to Patricia S. Bathurst 12,572 Series A Equity Units on the Effective Date. KJE shall issue to Patricia S. Bathurst options to purchase at an exercise price of $0.0175 per share for a period ending on the first anniversary of the Effective Date, 131,760 shares of the New Common Shares to be issued to KJE under the Plan.

     The options to be issued by KJE to Class 3C would be subject to price adjustment in the event of a stock split prior to exercise, however, the number of shares subject to purchase would not be increased.

                                    Interests

     (i) Class 4 -- Any Allowed Interests of Holders of Preferred Stock. Each holder of an Allowed Interest evidenced by Preferred Stock shall receive, in full and final satisfaction of its Allowed Interest, one (1) Series B Equity Unit for every $1.00 in liquidation preference of Preferred Shares held by such holder; provided, however, that the total number of Series B Equity Units issued to Class 4 shall not exceed 600,000.

     Holders of Allowed Interests of Preferred Stock which are parties to those certain antidilution agreements by and between or among the Debtor and John DiCaprio, James Kennard, Chuck Vinson and Patricia Bathurst shall receive from the Debtor additional shares of Common Shares of the Debtor to honor the terms of such agreements. Specifically, Patricia Bathurst would receive 83,778 common shares; John DiCaprio, 869,719 common shares; James Kennard, 1,046,404 common shares; and Chuck Vinson, 1,046,404 common shares.

     (j) Class 5A --Any Allowed Interests of Holders of Common Stock. Each holder of an Allowed Interest evidenced by Common Stock shall retain such Common Stock. On the Effective Date, the Debtor shall amend its Articles of Incorporation as set forth in Section 7.1 hereof.

     (k) Class 5B -- Any Allowed Interests of Holders of Common Warrants. Each holder of an Allowed Interest evidenced by Common Warrants shall receive, in full and final satisfaction of its Allowed Interest, nothing. Such Allowed Interest shall be cancelled and of no further effect as of the Effective Date.

     (l) Class 5C -- Any Allowed Interests of Holders of Common Options. Each holder of an Allowed Interest evidenced by Common Options shall receive from the Debtor, in full and final satisfaction of its Allowed Interest, nothing. Such Allowed Interest shall be cancelled and of no further effect as of the Effective Date; provided, however, KJE will issue, to the holders of Allowed Interest evidenced by Common Options, options to purchase New Common Stock received by KJE under the Plan as follows: (1) the holder of every ten (10) Common Options to purchase one (1) share of Common Stock with an exercise price of $0.07 per share will receive the option to purchase one New Common Share for an exercise price of $0.07 per share, which option shall expire on the second anniversary of the Confirmation Date; and (2) the holder of every ten (10) Common Options to purchase one
     (1) share of Common Stock with an exercise price of $0.17 per share will receive the option to purchase one New Common Share for an exercise price of $0.17 per share, which option shall expire on the third anniversary of the Confirmation Date. The New Common Stock to be issued pursuant to such options would be Section 144 Stock. Notwithstanding anything in this paragraph to the contrary, KJE shall not be required to issue more than 1,080,000 options to the Holders of Common Options. Moreover, the options to be issued under this paragraph would be subject to price adjustment in the event of a stock split prior to exercise, however, the number of shares subject to purchase would not be increased.

     (m) Class 6 -- Any Allowed Interests not otherwise classified. Each holder of an Allowed Interest not otherwise classified shall receive, in full and final satisfaction of its Allowed Interest, nothing. Such Allowed Interest shall be canceled and of no further effect as of the Effective Date.

                                     Others

     (n) Class 7 -- Disallowed Claims, Subordinated Claims, Securities Laws Claims and Penalty Claims. The holders of Disallowed Claims, Subordinated Claims, Securities Laws Claims, Penalty Claims and any other Claims against the Debtor not otherwise expressly provided for in this Plan shall receive no distributions under the Plan on account of such Claims.

                                    Article 5

            Provisions for Treatment of Unclassified

                              Claims under the Plan

5.1  Treatment of Administrative Claims

All Administrative Claims against the Debtor shall be treated as follows:

     (a) Time for Filing Administrative Claims. The holder of an Administrative Claim, other than (1) a Fee Claim, and (2) a liability incurred and paid in the ordinary course of business by the Debtor after the Petition Date, must file with the Bankruptcy Court and serve on the Debtor, the Committee and their counsel notice of such Administrative Claim within 30 days after the Confirmation Date. Such notice must include at a minimum: (1) the name of the holder of the Claim; (2) the amount of the Claim; and (3) the basis of the Claim. Failure to file and serve this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

     (b) Time for Filing Fee Claims. Each Professional Person or other entity that holds or asserts an Administrative Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within 30 days after the Effective Date. The failure to file the Fee Application timely shall result in the Fee Claim being forever barred and discharged. To the extent necessary, entry of the Confirmation Order amends and supersedes any previously entered order of the Bankruptcy Court regarding procedures for the payment of Fee Claims.

     (c) Allowance of Administrative Claims. An Administrative Claim with respect to which notice has been properly filed pursuant to Section 5.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within 30 days after the later of the Confirmation Date or the filing and service of notice of such Administrative Claim. If an objection is filed within such thirty-day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to Section 5.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

     (d) Payment of Allowed Administrative Claims. Each holder of an Allowed Administrative Claim (including, without limitation, Fee Claims) against the Debtor shall receive on the Distribution Date (1) the amount of such holder's Allowed Claim in one Cash payment or (2) such other treatment as may be agreed upon in writing by the Debtor and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtor may be paid in the ordinary course of business by the Debtor; and provided further that the payment of an Allowed Administrative Claim which is a Cure Payment shall be paid in six equal monthly installments without interest, due on the tenth day of the month, with the first such installment being due and payable on the first tenth day of the month to occur after the later of the Effective Date or the date of allowance of such Claim by Final Order.

5.2  Treatment of Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive in full satisfaction of such holder's Allowed Priority Tax Claim (1) the amount of such holder's Allowed Claim, with interest accruing after the Effective Date at the Post-confirmation Interest Rate, in equal annual Cash payments on each anniversary of the Distribution Date until the sixth such anniversary of the date of assessment of such Claim; (2) a lesser amount in one Cash payment as may be agreed upon in writing; or (3) such other treatment as may be agreed upon in writing. The Debtor may prepay all or any part of an Allowed Priority Tax Claim on or after the Effective Date without penalty or interest accruing after the payment date on such prepaid amount.

                                    Article 6

  Acceptance or Rejection of the Plan; Effect of Rejection by
                          One or More Classes of Claims

6.1  Classes Entitled to Vote

Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedures applicable to the Plan. Any unimpaired class of Claims shall be deemed to have accepted the Plan. Any class of Claims that will not receive or retain any property on account of such Claims shall be deemed to have rejected the Plan.

6.2  Class Acceptance Requirement

A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in dollar amount and more than one- half in number of the Allowed Claims in such class that have voted on the Plan.

6.3  Cramdown

If any class of Claims shall fail to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Bankruptcy Court may still confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. In the event that confirmation is requested under section 1129(b) of the Bankruptcy Code, the Debtor reserves the right to amend or otherwise modify the Plan to eliminate distributions to holders of any Claims junior to any class of Claims that is impaired under and has not accepted the Plan in accordance with section 1129(b)(2) of the Bankruptcy Code.

                                    Article 7

              Means for Implementation of the Plan

7.1  Corporate Restructure.

On the Effective Date, the Reorganized Debtor shall adopt corporate resolutions to accomplish the following:

               1. Amendment to Articles of Incorporation. Resolutions authorizing the issuance of a total of 500,000,000 common shares, $0.001 par value. The Articles of Incorporation shall also authorize the issuance of 50,000,000 shares of preferred stock, which may consist of one or more series. Cumulative voting of any shares of stock, whether common or preferred, shall be prohibited.

               2. Series "A" Preferred Stock. Resolutions adopting a Certificate of Designation of Series "A" Preferred Stock and authorizing the issuance of 4,000,000 shares of Series "A" Preferred Stock (which may consist of one or more subseries) that: (1) has a liquidation preference of $1.00 per share; (2) is convertible into 5 shares of New Common Stock on or after 60 days from issuance at the rate of 20,000 Series "A" Preferred Shares per month; (3) shall be callable at the option of the Reorganized Debtor at $1.00 per share but the holder shall not have the option to mandate redemption of the shares; (4) shall not be entitled to dividends, whether cumulative or periodic, unless subsequently approved by the Board of Directors of the Reorganized Debtor; and (5) shall have full voting rights in a vote of the common shareholders of the Reorganized equal to the number of shares of stock into which such preferred shares would be entitled to be converted.

               3. Series "B" Preferred Stock. Resolutions adopting a Certificate of Designation of Series "B" Preferred Stock and authorizing the issuance of 600,000 shares of Series "B" Preferred Stock (which may consist of one or more subseries) that: (1) has a liquidation preference of $1.00 per share; (2) is convertible into 5 shares of New Common Stock on or after 60 days from issuance at the rate of 20,000 Series "B" Preferred Shares per month; (3) shall be callable at the option of the Reorganized Debtor at $1.00 per share but the holder shall not have the option to mandate redemption of the shares; (4) shall not be entitled to dividends, whether cumulative or periodic, unless subsequently approved by the Board of Directors of the Reorganized Debtor; and (5) shall have full voting rights in a vote of the common shareholders of the Reorganized equal to the number of shares of stock into which such preferred shares would be entitled to be converted.

               3. Warrant Resolution. Resolutions authorizing the issuance of 4,000,000 Class A Warrants entitling the holder thereof to purchase, for an exercise price of $1.00 and for a period expiring on the second (2nd) anniversary of the Effective Date,
               (a) one (1) share of New Common Stock plus (b) one (1) Class B Warrant. Resolutions authorizing the issuance of 4,000,000 Class B Warrants entitling the holder thereof to purchase, for an exercise price of $1.50 and for a period expiring on the third
               (3rd) anniversary of the Effective Date, one (1) share of New Common Stock.

     Issuance of Additional Shares. In the event that the Corporation, for a period of two (2) years following the Effective Date, issues any additional Common Stock or Options to Purchase Stock during such period for less than then market value of the issued and outstanding Common Stock, as represented by the then current bid price of the Common Stock, the Corporation shall adjust the conversion rate of the outstanding Preferred Shares as necessary to prevent a dilution of the ownership percentage represented by such outstanding Preferred Shares. All shares of stock, warrants and other Interests in the Debtor other than the common stock of the Debtor shall be cancelled as of the Effective Date. Interest holders holding such cancelled shares shall be treated as set forth in this Plan. The Reorganized Debtor, with the approval of the Co-Proponents, may include such other terms and conditions with respect to the stock and warrants to be issued pursuant to this Plan as may be reasonable necessary to implement the purposes and intent of this Plan so long as such additional terms and conditions are not inconsistent with the terms of the Plan.

7.2  Infusion of New Capital.

 (a) Contribution by KJE. On the Effective Date, the Debtor shall issue to KJE 45,000,000 shares of New Common Stock. In consideration thereof, on the Effective Date, KJE, or its successors or assigns, which are hereby permitted, shall contribute to the Reorganized Debtor $600,000 in cash or other immediately available funds. The obligations of KJE under the Plan shall be contingent upon KJE holding, as of the Effective Date, at least 17.5% of the Common Stock of Reorganized Debtor issued or subject to issuance pursuant to any outstanding warrant or option to purchase New Common Stock of Reorganized Debtor.

(b) MedSmart Stock Exchange. On the Effective Date, the holders (the "MedSmart Shareholders") of all of the issued and outstanding shares of Common Stock of MedSmart shall exchange such shares for newly issued New Common Shares of the Debtor so that the Debtor shall become the sole common shareholder of MedSmart and the MedSmart Shareholders shall collectively hold 130,000,000 shares of New Common Stock of the Reorganized Debtor. The obligations of MedSmart under the Plan shall be contingent upon (i) the MedSmart Shareholders holding, as of the Effective Date, at least 51.5% of the Common Stock of Reorganized Debtor issued or subject to issuance pursuant to any outstanding warrant or option to purchase New Common Stock of Reorganized Debtor and (ii) KJE's approval, in its sole discretion, of the stock exchange documents and of the release documents.

7.3  Boards of Directors

The Bylaws of the Reorganized Debtor shall be modified as of the Effective Date to incorporate the following terms: (a) upon Confirmation of the Plan, the members of the initial board of directors (the "Initial Board") of the Reorganized Debtor shall be James R. Kennard, Eugene Rothchild and Jimmy E. Nix;
(b) as of the Effective Date, the number of directors constituting the board of directors of the Reorganized Debtor shall be increased to either five (5) or seven (7) directors, as determined by the shareholders of the Reorganized
Debtor; and (c) as soon after the Effective Date as is practicable, the President of the Reorganized Debtor shall call a special meeting of the shareholders of the Reorganized Debtor to elect the members of the board of directors of the Reorganized Debtor. The board of directors of the Reorganized Debtor is authorized to take such actions as may be necessary to fully consummate the Plan. The subsequent tenure and manner of selection of directors shall be as provided in the charter and bylaws of Reorganized Debtor, as modified by the Plan.

7.4  Officers

The respective corporate officers of the Debtor shall serve as the initial officers of the Reorganized Debtor on the Effective Date. The selection of officers of the Reorganized Debtor after the Effective Date shall be as provided in the Reorganized Debtor's charter and bylaws.

7.5  Charter and Bylaws

The charter and bylaws of the Reorganized Debtor shall contain such provisions as are necessary to satisfy the provisions of the Plan, including, without limitation, to provide for (a) the issuance of the Series A Preferred Stock, the Series B Preferred Stock, the Common Stock in Reorganized Debtor, the Class A Warrants, the Class B Warrants and the New Common Options and (b) the surrender and cancellation of any equity securities of the Debtor authorized (whether issued or otherwise) prior to the Petition Date, and, to the extent necessary, subject to further amendment of the charter and bylaws as permitted by applicable law. Such charter and bylaws shall contain indemnification and limitation of liability provisions applicable to the officers, directors and employees of the Reorganized Debtor and such other Persons as may, in the discretion of the board of directors of the Debtor be appropriate.

7.6  Vesting of Assets

On the Effective Date, the property of the estate of the Debtor, including but not limited to any rights or causes of action, whether under the Bankruptcy Code or other applicable law, shall vest in the Reorganized Debtor, subject to the following sentence. Upon any subsequent conversion to a case under chapter 7, all assets vesting in the Reorganized Debtor shall pass to the chapter 7 trustee as property of the chapter 7 estate. Provided, such property and other assets shall remain subject to those Claims, Liens, and encumbrances as Allowed and restructured in this Plan and as specified herein.

7.7  Corporate Authority

          (a) All actions and transactions contemplated under the Plan, including, but not limited to, the resizing and reconstituting of the Reorganized Debtor's board of directors and the issuance of debt instruments, promissory notes and related securitization documents, the issuance of securities and other recapitalization contemplated by the Plan shall be authorized upon Confirmation of the Plan without the need of further board of shareholder resolutions, approval, notice or meetings, other than the notice provided by serving this Plan on all known creditors and parties in interest of the Debtor, and all current directors of the Debtor. The Confirmation Order may include provisions dispensing with the need of further board or Shareholder resolutions, approval, notice or meetings and authorizing and directing the Chief Executive Officer, Chief Financial Officer and/or Secretary of the Debtor to execute such documents as may be necessary to effectuate the Plan, which documents shall be binding on the Debtor and the Debtor's creditors and shareholders.

          (b) The Debtor shall also have authority, subject to approval of its board of directors and the applicable Bankruptcy Code provision, before and after Confirmation of the Plan, to sell, lease, license or otherwise dispose of its assets. After confirmation of the Plan, the Debtor may sell, lease, license or otherwise dispose of its assets in a manner not inconsistent with its obligations hereunder.

7.8  Assumption of Liabilities

The liability for and obligations under the Plan shall be assumed by and become obligations of the Reorganized Debtor.

7.9  Securities Law Matters

The Confirmation Order may a finding and conclusion, binding upon all parties to the Chapter 11 Case, any subsequent trustee, the Securities and Exchange Commission and all state regulatory or enforcement agencies, to the effect that all offerings and issuances of securities under the Plan (including, without limitation, New Common Stock; Series A Preferred Stock; Series B Preferred Stock; Class A Warrants; New Common Stock received upon conversion of Series A or B Preferred Shares; Class B Warrants and New Common Stock received upon execution of Class A Warrants and New Common Stock received upon execution of Class B Warrants) fall within the section 1145 exemption, other than New Common Stock issued to KJE and the shareholders of MedSmart under Section 7.2 of the Plan.

7.10      Claims on File; No Allowance of Untimely Claims

The Debtor is relying on the formal proofs of Claims on file and the Debtor's Schedules currently on file in seeking confirmation of the Plan. No informal proof of Claim shall be deemed to have been filed in this Chapter 11 Case; no informal amendment, modification, or supplementation shall be deemed filed in this Chapter 11 Case. No proof of Claim may be filed, amended, modi-

fied, or supplemented after the Confirmation Date without the consent of the Debtor. Any filing prohibited by this paragraph shall be void.

7.11      Integration Clause

This Plan is a complete, whole, and integrated statement of the binding agreement between the Debtor, creditors, and the parties-in-interest upon the matters herein. Parol evidence, including previously proposed but unconfirmed plans or drafts thereof, shall not be admissible in an action regarding this Plan or any of its provisions.

Article 8
Provisions Governing Distributions

8.1  Date of Distributions

Any distributions and deliveries to be made under the Plan shall be made on the Distribution Dates, as otherwise provided for herein, or as the Bankruptcy Court may order.

8.2  Disbursing Agent

The Disbursing Agent shall make all distributions required under the Plan.

8.3  Means of Cash Payment

Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at Reorganized Debtor's option, by wire transfer from a domestic bank, except that payments made to foreign creditors holding Allowed Claims may at the Debtors election, be in such funds and paid by such means as are customary or as may be necessary in a particular foreign jurisdiction.

8.4  Delivery of Distribution

Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim filed by such holders (or at the last known address of such a holder if no proof of Claim is filed or if the Debtor has been notified in writing of a change of address). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified in writing of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the Disbursing Agent until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtor or any successor thereto, and the claim of any holder with respect to such property shall be discharged and forever barred.

8.5  Time Bar to Cash Payments

Checks issued by Reorganized Debtor in respect of Allowed Claims shall be null and void if not negotiated within six months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (1) the first anniversary of the Effective Date or (2) 90 days after the date of reissuance of such check. After such date, all claims in respect of voided checks shall be discharged and forever barred.

                                    Article 9

      Procedures for Resolving and Treating Contested and
                         Disputed Claims under the Plan

9.1  Objection Deadline

As soon as practicable, but in no event later than ninety (90) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

9.2  Prosecution of Objections

On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections may be made by the Reorganized Debtor.

9.3  No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

9.4  Withholding of Distributions on Account of Contested Claims

The Disbursing Agent shall withhold from the Series A Preferred Stock, the Series B Preferred Stock, the Class A Warrants, the Class B Warrants, the New Common Stock, and all other consideration to be distributed on the Distribution Date or thereafter under the Plan the Withheld Distribution Amount, which shall be in an amount sufficient to be distributed on account of Claims that are not Allowed Claims.

9.5  Distributions After Allowance

Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim on the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Contested Claim becomes a Final Order or a Contested Claim otherwise becomes an Allowed Claim, (i) the Disbursing Agent shall distribute to the holders of such Claim from the Contested Claims Escrow any distributable Series A Preferred Stock, Series B Preferred Stock, Class A Warrants, Class B Warrants, the New Common Options, and/or New Common Stock that would have been distributed to such holder if the Claim had been Allowed on the Effective Date, without interest on such Claim, and shall distribute any dividends which have been paid on account of any such interests; and/or, (ii) the Reorganized Debtor shall distribute to the holders of such Claim from the Contested Claims Escrow any payment, without interest, that would have been distributed to such holder if the Claim had been Allowed on the Effective Date.

9.6  Distributions After Disallowance

If any Withheld Distribution Amount remains in the Contested Claims Escrow after all objections to Contested Claims of all classes have been resolved, any remainder of the Withheld Distribution Amount attributable to the Disallowed Claims shall be distributed as soon as practicable, without interest, in accordance with the provisions of the Plan. Notwithstanding the foregoing, neither the Reorganized Debtor nor the Disbursing Agent shall be required to distribute any remainder of the Withheld Distribution Amount that would result in a de minimis dividend to Allowed Claims, as provided in Section 13.8, and such undistributed remainder shall revest in the Reorganized Debtor.

                                   Article 10

                          Rights and Obligations of the

                                Disbursing Agent

10.1      Exculpation

The Reorganized Debtor, MedSmart and KJE, from and after the Effective Date, are hereby exculpated by all Persons, holders of Claims, entities and parties in interest receiving distributions under the Plan from any and all claims, causes of action and other assertions of liability arising out of the Reorganized Debtor's discharge of the powers and duties conferred upon it by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan or applicable law, except solely for actions or omissions arising out of the Reorganized Debtor's gross negligence or willful misconduct. No current holder of a Claim, or representative thereof, shall have or pursue any claim or cause of action (1) against the Reorganized Debtor for making payments or taking actions in accordance with the Plan or for implementing the provisions of the Plan or (2) against any holder of a Claim for receiving or retaining payments or other distributions as provided for by the Plan to the maximum extent permitted by applicable law.

10.2 Powers of the Disbursing Agent

 The Reorganized Debtor shall be empowered to: (a) take all steps and execute all instruments and documents necessary to effectuate the Plan; (b) make distributions contemplated by the Plan; (c) comply with the Plan and its obligations thereunder; (d) employ, retain or replace Professional Persons to represent it with respect to its responsibilities; and (e) exercise such other powers as may be vested in the Reorganized Debtor pursuant to order of the Court or pursuant to the Plan or as the Reorganized Debtor deems to be necessary and proper to carry out the provisions of the Plan.

10.3 Duties of the Disbursing Agent

 The Reorganized Debtor shall have the duties of carrying out the provisions of the Plan, which shall include taking or not taking any action which the Reorganized Debtor deems to be in furtherance of the Plan, including, from the date of the Reorganized Debtor's appointment, making payments and conveyances and effecting other transfers necessary in furtherance of the Plan.

                                   Article 11

          Provisions Governing Executory Contracts and

                         Unexpired Leases under the Plan

11.1 Assumption of Certain Contracts and Leases

The Plan constitutes and incorporates a motion by the Debtor to assume, as of the Confirmation Date, those executory contracts and unexpired leases which may be the subject of a separate Motion filed prior to hearing on confirmation of the Plan. The Debtor presently has no intention of assuming any additional executory contracts or unexpired leases. Confirmation of this Plan shall be deemed (i) adequate assurance of prompt cure of any default under such Contracts solely based upon the Debtor's obligations in the Plan to make the Cure Payments and (ii) adequate assurance of future performance under such Contracts.

11.2 Rejected if Not Assumed

 All pre-Petition Date Contracts to which the Debtor is a party are rejected, except for any Contract that has been assumed or rejected pursuant to order of the Bankruptcy Court prior to the Confirmation.

11.3 Bar to Rejection Damages

If the rejection of a Contract by the Debtor results in damages to the other party or parties to such Contract, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor or its respective properties or its agents, successors or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before 30 days after the Confirmation Date.

11.4 Insurance Policies

Notwithstanding anything in the Plan or Sections 11.1 and 11.2 of the Plan, and except for any "key-man" life insurance policies, all insurance policies under which the Debtor is the insured party shall be deemed assumed as of the Confirmation Date. All payments upon such policies are current; no Cure Payments are necessary.

                                   Article 12

                            Retention of Jurisdiction

12.1 Scope of Jurisdiction

Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under and related to the Chapter 11 Case and the Plan pursuant to, and for the purposes of sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

      (a) To hear and determine pending applications for the assumption or rejection of Contracts and the allowance of Claims resulting therefrom;

      (b) To hear and determine any and all adversary proceedings, applications and contested matters, including any remands of appeals;

      (c) To ensure that distributions to holders of Allowed
      Claims are accomplished as provided herein;

      (d) To hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

      (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

      (f) To enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate or enforce the Plan and the transactions contemplated thereunder;

      (g) To consider any modification of the Plan pursuant to section 1127 of the Bankruptcy Code, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

      (h) To hear and determine all Fee Applications and Fee
      Claims;

      (i) To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

      (j) To enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer and enforce injunctions provided for in the Plan and the Confirmation Order;

      (k) To hear and determine motions seeking a compromise and settlement of any Contested Claim;

      (l) To recover all assets of the Debtor and property of the estates, wherever located;

      (m) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      (n) To enforce the releases  described,  set forth, and granted in Section
      13.16 of this Plan; (o) To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

      (p) To enter a final decree closing the Chapter 11 Case.

12.2 Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to this Case, including the matters set forth in
Section 12.1 of the Plan, this Article 12 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article 13
Miscellaneous Provisions

13.1 Setoff Rights

In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any claim that the Debtor may have against the holder of a Claim.

 13.2     Discharge

The rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature or description whatsoever against the Debtor or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, discharged; and all holders of Claims shall be precluded from asserting against the Debtor, or any of its assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim. Confirmation of the Plan and the obligations imposed on the Debtor therein shall be in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtor or any of its assets or properties; and, upon the Effective Date, the Debtor shall be deemed discharged and released from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged and operates as an injunction against the prosecution of any action against the Debtor or any of its assets or property, to the extent it relates to a Claim discharged.

 13.3     Injunctions

The Confirmation Order may contain such injunctions as may be necessary and helpful to effectuate the discharge of the Debtor provided herein. Without limiting the generality of the foregoing, such injunction shall include an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan.

 13.4     Responsible Party Injunction

The Confirmation Order may constitute and provide for an injunction by the Bankruptcy Court as of the Effective Date against any holder of a Priority Tax Claim from commencing or continuing any action or proceeding against any responsible Person or officer or director of any Debtor that otherwise would be liable to such holder for payment of a Priority Tax Claim so long as the Reorganized Debtor is not in default of the payment terms of such Priority Tax Claim. All amounts paid by the Reorganized Debtor on account of any Allowed Claim held by a governmental entity shall be applied first to any "trust fund" amounts owing, then to any other balances due.

 13.5     Pre-Petition Date Lawsuits/Insurance

On the Effective Date, all pre-Petition Date lawsuits, litigations, administrative actions or other proceedings, judicial or administrative, in connection with the assertion of a Claim shall be dismissed as to the Reorganized Debtor. Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by the Plan. All parties to any such action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor is or was the insured party; the Reorganized Debtor shall become the insured party under any such policies. Each insurance company is prohibited from, and the Confirmation Order may include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan.

 13.6     Exculpations

     (a) To the maximum extent permitted by applicable law and except for the responsibilities of the Reorganized Debtor hereunder, the Debtor, Reorganized Debtor and their officers, agents, employees, directors, attorneys, financial advisors, personal representatives or successors, from and after the Effective Date, are hereby exculpated by all Persons, holders of Claims, entities and parties-in-interest from any and all claims, causes of action and other assertions of liability.

     (b) To the maximum extent permitted by applicable law and except for the responsibilities of the Reorganized Debtor hereunder, the Debtor, Reorganized Debtor and their officers, agents, employees, directors, attorneys, financial advisors, personal representatives, or successors shall not have, nor shall they incur, any liability to any Person, holders of claims, holders of equity interests, entities and parties-in-interest for any act or omission in connection with or arising out of the Chapter 11 case or out of their administration of the Plan or the amounts to be distributed under the Plan except for their own willful misconduct.

     (c) To the maximum extent permitted by applicable law and except as otherwise provided herein (with respect to the Reorganized Debtor only), pursuant to Sections 105 and 1141 of the Bankruptcy Code, all Persons, holders of all Claims, holders of equity interests, entities and parties-in-interest are permanently stayed, restrained, and enjoined from taking one or more of the following actions for the purpose of, directly or indirectly, collecting or receiving payment on or with respect to any Claim or equity interest or from seeking contribution, indemnity, or any recovery or remedy (whether relating to any Claim or equity interest or not) from or against the Debtors or any property of the Debtors, Reorganized Debtor, their officers, agents, employees, directors, attorneys, financial advisors, personal representatives or successors of any of the foregoing or any property of the foregoing, including without limitation;

          (i) the commencement or continuation in any manner, directly or indirectly, of any suit, action or other proceeding (including, without limitation, any and all proceedings in a judicial, arbitral, administrative, or other forum) against or affecting any of the above persons or entities;

                    (ii) the enforcement, levy, or attachment (including, without limitation, any pre-judgment attachment), collection or other recovery by any means or in any manner, whether directly or indirectly on any judgment, award, decree, or other order against any of the above persons or entities; and

                    (iii) the set-off, right to seek reimbursement, indemnification, contribution from or subrogation against or otherwise recouping in any manner, directly or indirectly, any amount against any of the above persons or entities.

 13.7     De Minimis Distributions

No distribution of less than $25.00 shall be made to any holder of an Allowed Claim. The Debtor shall retain such undistributed amount.

 13.8     Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid through the entry of a final decree in the Chapter 11 Case. Because all assets of the estate shall have revested in the Reorganized Debtor as of the Effective Date, for each calendar quarter after the Effective Date, no distributions will be deemed to have been made from the estate for purposes of calculating such fee. Accordingly, the minimum fee shall be paid for each calendar quarter after the Effective Date until the entry of the final decree.

 13.9     Post-Effective Date Fees and Expenses of Professional
Persons

Except as provided in Section 13.1 of the Plan, after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the Professional Persons employed by the Reorganized Debtor, related to the implementation and consummation of the Plan, provided, however, that no such fees and expenses shall be paid except upon receipt by Reorganized Debtor of a written invoice, which invoice shall also be served upon counsel for the Debtor and the United States Trustee, by the Professional Person seeking fees and expense reimbursement and provided, further, however, that the Reorganized Debtor may, within 10 days after receipt of an invoice for fees and expenses, request the Bankruptcy Court to determine any such request and the Bankruptcy Court shall have jurisdiction to do so.

 13.10    Bankruptcy Restrictions

From and after the Effective Date, the Reorganized Debtor shall no longer be subject to the restrictions and controls provided by the Bankruptcy Code (e.g., section 363 or 364); provided, however, the Reorganized Debtor shall provide such financial reports as required by local rule until the entry of a final decree. The Reorganized Debtor may operate its business in such manner as is consistent with companies not in bankruptcy without the need of seeking Bankruptcy Court approval with regard to any aspect of the Reorganized Debtor's business.

13.11 Disallowance and Subordination of Subordinated Claims and Penalty Claims

     The filing of this Plan and its submission to the holders of Subordinated Claims and Penalty Claims shall constitute an action seeking to subordinate all Subordinated Claims and Penalty Claims pursuant to section 510 of the Bankruptcy Code. The Confirmation Order, except as otherwise provided herein, shall constitute an order subordinating such Claims to all other Claims pursuant to section 510 of the Bankruptcy Code.

 13.12    Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtor, the co-Proponents, the holders of Claims and their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (i) to constitute a waiver or release of any Claims by the Debtor, the Committee or any other Person, (ii) to prejudice in any manner the rights of the Debtor, the Committee or any other Person or (iii) to constitute any admission by the Debtor, the Committee or any other Person; until confirmation, neither the Debtor nor the co-Proponents are bound hereby.

 13.13    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 Case, except as may otherwise be provided in such agreements, documents and instruments.

 13.14    Modification of Plan

The Proponents may propose modifications of the Plan in writing at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and (b) the Proponent shall have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponent, provided that (i) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

Any of the Proponents may withdraw this Plan at any time prior to its Confirmation by the Bankruptcy Court. The Co-Proponents may withdraw this Plan at or after Confirmation, but prior to the Confirmation Order becoming a Final Order in the event that the Confirmation Order does not (a) authorize the board of directors of the Reorganized Debtor to take such actions as may be necessary to fully consummate the Plan; (b) include a finding and conclusion, binding upon all parties to the Chapter 11 Case, any subsequent trustee, the Securities and Exchange Commission and all state regulatory or enforcement agencies, to the effect that all offerings and issuances of securities under the Plan (including, without limitation, New Common Stock; Series A Preferred Stock; Series B Preferred Stock; Class A Warrants; New Common Stock received upon conversion of Series A or B Preferred Shares; Class B Warrants and New Common Stock received upon execution of Class A Warrants and New Common Stock received upon execution of Class B Warrants) fall within the section 1145 exemption, other than New Common Stock issued to KJE and the shareholders of MedSmart under Section 7.2 of the Plan; (c) provide for a discharge of the Debtor under 1141 and include an injunction which contains an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan; or (d) include provisions dispensing with the need of further board or Shareholder resolutions, approval, notice or meetings and authorizing and directing the Chief Executive Officer, Chief Financial Officer and/or Secretary of the Debtor to execute such documents as may be necessary to effectuate the Plan, which documents shall be binding on the Debtor and the Debtor's creditors and shareholders.

13.15     Creditor Defaults

Any act or omission by a creditor in contravention of a provi-

sion within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtor may seek to hold the defaulting party in contempt of the Confirmation Order. If such creditor is found to be in default under the Plan, such party shall pay the reasonable attorneys' fees and costs of the Reorganized Debtor in pursuing such matter. Furthermore, upon the finding of such a default by a creditor, the Bankruptcy Court may (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Federal Rule of Civil Procedure 70 or (b) make such other order as may be equitable which does not materially alter the terms of the Plan as confirmed. Upon the payment in full of an Allowed Secured Claim, the Claimant shall execute, deliver and file a release of all liens and security interests securing its Allowed Secured Claim within twenty (20) days of such payment and in the event it fails to do so, shall, as liquidated damages, pay to the Debtor a sum in cash equal to the greater of $3,000 or the Debtor's actual costs of enforcing this provision.

 13.16    Headings and Table of Contents

The Table of Contents and headings herein are for ease of reference only, and are not intended to modify in any way the provisions of this Plan. Moreover, the Table of Contents is included herein as a finding aid only and is not intended to limit the effectiveness of this Plan. Claimants must review each and all of the provisions of the entire Plan and are not entitled to rely upon the Table of Contents as summarizing the contents of the Plan.

 13.17    Severability

Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any Claim or transaction, the Proponent may modify the Plan in accordance with Section 13.15 of the Plan so that such provision shall not be applicable to the holder of any Claim. Such a determination of unenforceability shall not (1) limit or affect the enforceability and operative effect of any other provision of the Plan or (2) require the resolicitation of any acceptance or rejection of the Plan.

 13.18    Substantial Consummation/Closing the Case

Upon the Distribution Date, the Plan shall be deemed substantially consummated and, upon motion by the Reorganized Debtor, the Bankruptcy Court may issue a final decree containing such provisions as may be equitable.

NATIONAL HEALTH & SAFETY
CORPORATION

  By:
James R. Kennard,
Chief Executive Officer

DATED:    August 21, 2000
      Philadelphia, Pennsylvania
















              (Signatures continued on next page)

                         KJE I, LTD., a Texas limited partnership

                              By:  KJE, Inc., its general partner



                                       By:

                                   Jimmy E. Nix, President


          MEDSMART HEALTHCARE NETWORK, INC., a Nevada corporation


                                       By:

                                   Jimmy E. Nix, President



DATED:    August 21, 2000
          Philadelphia, Pennsylvania


                     National Health and Safety Corporation

                            Pro Forma Balance Sheets

                                 (SPLIT TABLE)

                                         As of Petition Date              As of July 19, 2000
                                         ------------------------------------------------------
                                         Book Value   Book Value                     Book Value    Book Value
                                         Assuming     Assuming                       Assuming      Assuming
                                         Low Value of High Value of                  Low Value of  High Value of
                                         POWERx       POWERX         No. of Shares   POWERx        POWERx      No. of Shares

Assets

      Cash                                 $15,722        $15,722                       $54,049       $54,049
      POWERx Network (on Petition Date    $300,000     $3,738,743                            $0            $0
      MedSmart POWERx Receivable                $0             $0                      $300,000    $3,738,743
      MedSmart Stock                            $0             $0                            $0            $0
      Other                                $81,077        $81,077                      $144,472      $144,472
---------------------------------        ---------    -----------    -----------    -----------    ------------------------
      TOTAL ASSETS                        $396,799     $3,835,542                      $498,521    $3,937,264
=================================        =========    ===========    ===========    ===========    ========================
 Secured Claims - Mngmt                   $971,928       $971,928                      $971,928      $971,928
 Secured Claims - Royal                         $0             $0                            $0            $0
 Administrative Claims                          $0             $0                      $400,000      $400,000
 Priority Claims                           $13,808        $13,808                       $13,808       $13,808
 Convenience Claims                         $5,308         $5,308                        $5,308        $5,308
 General Unsecured Claims                $1,440,29    2$1,440,292                    $1,440,292    $1,440,292
 Other Management Claims                  $492,246       $492,246                      $492,246      $492,246
---------------------------------        ---------    -----------    -----------    -----------    ------------------------
      Total Debt                        $2,431,335     $2,431,335                    $2,831,335    $2,831,335
---------------------------------        ---------    -----------    -----------    -----------    ------------------------
      Total Assets less Debt           ($2,034,536)    $1,404,207                   ($2,332,814)   $1,105,929
---------------------------------        ---------    -----------    -----------    -----------    ------------------------

 Series A Preferred (total)                     $0             $0              -             $0            $0           -
      to General Unsecured Claims               $0             $0              -             $0            $0           -
      to Management                             $0             $0              -             $0            $0           -
 Preferred Shareholders                         $0       $600,000         14,000             $0      $600,000      14,000
 Series B Prefered                              $0             $0              -             $0            $0           -
 Common Shareholders                   ($2,034,536)      $804,207     58,803,710    ($2,332,814)     $505,929  61,850,000
 KJE/MedSmart Common Shares                     $0             $0                            $0            $0
      KJE Common Shares                         $0             $0              -             $0            $0           -
      MedSmart Common Shares                    $0             $0                            $0            $0
 Common Warrants                                $0             $0        775,000             $0            $0     775,000
 Common Options                                 $0             $0     10,800,000             $0            $0  10,800,000
                                         ---------    -----------                    ----------    -----------
      Total Equity                     ($2,034,536)    $1,404,207                   ($2,332,814)   $1,105,929
---------------------------------        ---------    -----------    -----------    -----------    ------------------------
      TOTAL DEBT + EQUITY                 $396,799     $3,835,542                      $498,521    $3,937,264
=================================        =========    ===========    ===========    ===========    ========================

 Book Value per common share               ($0.035)        $0.024                       ($0.038)       $0.018

---------------------------------        ---------    -----------    -----------    -----------    ------------------------
 TOTALS
=================================        =========    ===========    ===========    ===========    ========================




                                        As of Effective Date (Showing Effect of Plan)
                                       ------------------------------------------------------------------
                                                     Book Value     Book Value
                                                     Assuming       Assuming
                                       Amount of     Low Value of   High Value of   Absolute No   Common           %
                                       Claims Treated  POWERx         POWERx        Shares        Conversion       Ownership
 Assets
      Cash                                             $600,000         $600,000
      POWERx Network (on Petition                            $0               $0
      MedSmart POWERx Receivable                       $300,000       $3,738,743
      MedSmart Stock                                 $3,000,000      $31,590,000
      Other                                            $144,472         $144,472
---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------
      TOTAL ASSETS                                   $4,044,472      $36,073,215
=================================      ==========    ==========    =============    ==========    =============    ==========
 Secured Claims - Mngmt                 $971,928             $0               $0
 Secured Claims - Royal                       $0             $0               $0
 Administrative Claims                  $500,000       $500,000         $500,000
 Priority Claims                         $13,808        $13,808          $13,808
 Convenience Claims                       $5,308         $5,308           $5,308
 General Unsecured Claims             $1,440,292             $0               $0
 Other Management Claims                $492,246             $0               $0
---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------
      Total Debt                                       $519,116         $519,116
---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------
      Total Assets less Debt                         $3,525,356      $35,554,099
---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------

 Series A Preferred (total)                          $2,352,132       $2,352,132     2,352,132       11,760,658         4.67%
      to General Unsecured Claims      $1,440,292    $1,440,292       $1,440,292     1,440,292        7,201,458         2.86%
      to Management                    $1,464,173      $911,840         $911,840       911,840        4,559,200         1.81%
 Preferred Shareholders                                      $0               $0             -                -
 Series B Prefered                                     $600,000         $600,000       600,000        3,000,000         1.19%
 Common Shareholders                                   $149,689       $8,513,539    61,850,000       61,850,000        24.58%
 KJE/MedSmart Common Shares                            $423,535      $24,088,429   175,000,000      175,000,000        69.55%
      KJE Common Shares                                $108,909       $6,194,167    45,000,000       45,000,000        51.67%
      MedSmart Common Shares                           $314,626      $17,894,261   130,000,000      130,000,000           18%
 Common Warrants                                             $0               $0             -                -            -
 Common Options                                              $0               $0             -                -
                                       ----------    ----------    -------------
      Total Equity                                   $3,525,356      $35,554,099
---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------
      TOTAL DEBT + EQUITY                            $4,044,472      $36,073,215
=================================      ==========    ==========    =============    ==========    =============    ==========

 Book Value per common share                             $0.057        $0.575

---------------------------------      ----------    ----------    -------------    ----------    -------------    ----------
 TOTALS                                                                                             251,610,658          100%
=================================      ==========    ==========    =============    ==========    =============    ==========


 Notes: The top portion of these balance sheets reflect a calculation of the net asset value of the Debtor as of each of the three points in time. The bottom portion reflects a calculation of the book value of the shares reflected assuming preferred shares are not converted.